Exhibit 3.1.2
CERTIFICATE
OF DESIGNATION OF VOTING POWERS,
DESIGNATIONS, PREFERENCES, LIMITATIONS,
RESTRICTIONS
AND RELATIVE RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
IDLEAIRE TECHNOLOGIES CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     IdleAire Technologies Corporation, a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board of Directors”) by a consent dated May 7, 2002, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:
     RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issuance of a series of preferred stock having a par value of $0.001 per share, which shall be designated as Series A Convertible Preferred Stock (the “Preferred Stock”) consisting of Forty Million (40,000,000) shares, having voting powers, designations, preferences, limitations, restrictions and relative rights as follows:
     1. Ranking. The Preferred Stock shall rank, with respect to distributions upon a Liquidation (as defined in paragraph 4), senior to all classes of common stock and all series and classes of preferred stock of the Company (collectively referred to with the common stock and preferred stock of the Company as “Junior Securities”).
     2. RESERVED.
     3. Conversion.
     (a) A holder of shares of Preferred Stock may convert such shares into Common Stock at any time in whole or in part at the option of such holder. For the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares of Common Stock issuable for each share of Preferred Stock upon conversion. Immediately following such conversion, the rights of the holders of converted Preferred Stock shall cease and the Persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.
     (b) Upon the successful consummation of a Triggering Event, the Company shall cause the outstanding shares of Preferred Stock to be automatically converted into Common Stock at the Conversion Price in effect immediately after giving effect to the consummation of such Triggering Event. The Company shall also cause the outstanding shares of Preferred Stock to be automatically converted into Common Stock at the Conversion Price then applicable upon the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose). Promptly following the occurrence of such conversion, the Company shall give written notice thereof to each record holder of converted Preferred Stock, including instructions to be followed to obtain a certificate for the shares of Common Stock into which such holder’s Preferred Stock was converted.
     (c) To convert Preferred Stock (other than an automatic conversion pursuant to paragraph 3(b)), a holder must (i) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or transfer agent for the Preferred Stock, (ii) notify the Company at its principal of business that he elects to convert Preferred Stock and the number of shares to be converted, and (iii) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The date on which the holder satisfies all such requirements or the date on which the Preferred Stock is subject to automatic conversion pursuant to paragraph 3(b), as the case may be, shall be the “Conversion Date.” As soon as practicable, the Company shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, except that the Company shall not be required to deliver such certificate in the case of an automatic conversion until the holders of the converted Preferred Stock shall have complied with the provisions of clauses (i) and (iii) of the first sentence of this paragraph 3(c). The Person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date.
     (d) The Company shall pay cash (based upon the higher of the last reported sale price of the Common Stock or the good faith determination by the Board of Directors of the fair market value of the Common Stock) in lieu of issuing any fractional shares of Common Stock upon conversion of Preferred Stock.
     (e) If a holder converts shares of Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder’s name and any income taxes or capital gains tax.

     (f) The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of the Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Preferred Stock shall be fully paid and nonassessable. The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Preferred Stock.
     (g) In case the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
     (h) In case at any time (i) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, (ii) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with or into, or a sale of all or substantially all its assets to, another Person or Persons or (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, or by facsimile, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Company, (A) at least 10 days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 10 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (B) shall also specify the date or projected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.
     (i) The Company will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.
     (j) As used in this paragraph 3, the term “Common Stock” shall mean and include the Company’s authorized Common Stock, $.001 par value per share, as constituted on the date of filing of this Certificate of Designations, and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Company on the date of filing of this instrument.
     (k) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 3 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.
     4. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company resulting in a distribution of assets to the holders of any class or series of the Company’s capital stock (each such event, a “Liquidation”), each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Preferred Stock before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company.
     If, upon any Liquidation, the amounts payable with respect to the Preferred Stock are not paid in full, the holders of the Preferred Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full Liquidation Preference and accumulated and unpaid dividends, to which each is entitled. For the purposes of this paragraph 4, holders of a majority of the Preferred Stock may designate that a consolidation or merger of the Company (other than a merger (i) in which the Company is the surviving company, (ii) which involves only a change in the Company’s State of incorporation, (iii) with a wholly-owned Subsidiary of the Company or (iv) a Qualifying Merger) shall be deemed to be a Liquidation with respect to the Preferred Stock. In the event that the holders of Preferred Stock shall deem any transaction to be a “Liquidation” in accordance with this paragraph 4, the holders of Preferred Stock shall be entitled to payment of the amount set forth in the immediately preceding paragraph.
     5. Voting Rights.
     (a) The holders of the Preferred Stock shall have the right to vote upon any manner or thing properly considered and acted upon by all of the holders of all the outstanding shares of Preferred Stock, except as otherwise required by Delaware law, on all matters on which holders of Preferred Stock are entitled to vote.
     (b) As long as two-thirds of the Preferred Shares issued on the Preferred Stock Issue Date(s) are outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose) voting or consenting, as the case may be, as one class:

          (i) amend or otherwise alter this Certificate of Designation in any manner that adversely affects the specified rights, preferences, privileges or voting rights of holders of Preferred Stock;
          (ii) create or agree to the issuance of or issue any capital stock or other securities convertible into or exercisable for capital stock (other than options to acquire Common Stock under the Company’s stock option plans and shares issuable under the exercise of such options that are reserved for issuance on the date of the filing of this Certificate of Designation) which has rights, preference’s privileges or voting rights senior to or on a parity with the Preferred Stock;
          (iii) waive compliance with any provision of this Certificate of Designation on any matter or in a way that adversely affects the rights of holders of the Preferred Stock; or
          (iv) waive compliance with any provision of this Certificate of Designation.
     6. Mutilated or Missing Preferred Stock Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).
     7. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     8. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.
     9. Reissuance of Preferred Stock. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.
     10. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
     “Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
     “Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.
     “Common Stock” means the Common Stock, par value $.001 per share, of the Company.
     “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, but excluding any shares of Common Stock issuable upon conversion of the Preferred Stock.
     “Conversion Price” shall initially equal $1.80, and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 3 hereof.
     “Liquidation Preference” means an amount per share equal to $1.80, (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued and unpaid dividends, whether or not declared, and which if not paid shall cumulate on a quarterly basis.
     “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
     “Preferred Stock Issue Date(s)” means the date or dates on which the Preferred Stock is originally issued by the Company under this Certificate of Designation.
     “Qualifying IPO” means a firm commitment underwritten initial public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as then in effect (or any comparable statement under any similar federal statute then in force or effect) in which the cumulative gross proceeds to the Company are equal to or greater than $50.0 million.

     “Qualifying Merger” means a consolidation, merger or other similar combination for a total purchase price for the equity of the Company of at least $100 million, paid in the form of cash or marketable securities that either are freely tradable by the Purchaser or as to which there is an effective shelf or other registration statement permitting resales by the Purchaser.
     “Subsidiary” of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof.
     “Triggering Event” means the earliest occurrence and successful closing of either (i) a Qualifying IPO or (ii) a Qualifying Merger.
(Signature on following page.)

     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by James H. Price, Esq., Senior Vice President and General Counsel of the Company, this 30th day of December, 2002.

IDLEAIRE TECHNOLOGIES CORPORATION, a Delaware corporation
By:	/s/ James H. Price
James H. Price, Esq.,
Senior Vice President and General Counsel